Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-178076) of NQ Mobile Inc. of our reports dated October 27, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 20-F.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York

October 27, 2014